Exhibit 15.1

July 30, 2026

Eastern International Ltd.

Suite 901-903, 9th Floor, Building #2, Qianwan Zhigu

Chuanhua Smart Center Science and Technology City Block

Xiaoshan Economic and Technological Development Zone

Xiaoshan District, Hangzhou, Zhejiang Province, China 311231

Re: Consent Letter on Eastern International Ltd. Form 20-F

We act as the PRC counsel to Eastern International Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s annual report on Form 20-F.

We hereby consent to the reference to our firm under the headings “Item 3. Key Information”, “Item 4. Information On The Company – B. Business Overview- Regulations” and “Item 5. Operating and Financial Review and Prospects—5A. Operating Results—Overview” in the annual report of the Company for the year ended March 31, 2026 (the “Annual Report”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

This Consent is rendered solely to you for the Form 20-F and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Jiangsu Qiaobian Law Firm
Jiangsu Qiaobian Law Firm